Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Maui Land & Pineapple Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share, reserved for issuance pursuant to the Registrant’s 2017 Equity and Incentive Award Plan	Other	500,000(2)	$13.40(3)	$6,700,000	$110.20 per $1,000,000	$738.34

Total Offering Amounts					$6,700,000		$738.34

Total Fee Offsets							—

Net Fee Due							$738.34

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement (this “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) that become issuable under the Maui Land & Pineapple Company, Inc. 2017 Equity and Incentive Award Plan (“2017 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents additional shares of Common Stock reserved for issuance under the 2017 Plan pursuant to an amendment of the 2017 Plan approved by the Registrant’s stockholders at its 2023 annual meeting of stockholders held on May 16, 2023.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for shares reserved for future issuance under the 2017 Plan is based on the average of the high and the low prices of a share of Common Stock, as reported on the New York Stock Exchange on June 15, 2023.